EXHIBIT 11

                        ALLOU HEALTH & BEAUTY CARE, INC.
                           COMPUTATION OF PRIMARY AND
                     FULLY DILUTED EARNINGS PER COMMON SHARE

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

                                                     For the Nine Months                 For the Three Months
                                                     Ended December 31,                   Ended December 31,
                                                   1996             1995                1996               1995
                                                   ----             ----                ----               ----
Reconciliation of net income
per consolidated statement of
operations to amount used in
earnings per share calculation:

         Net Income                               $2,813,826       $3,031,568          $  934,315       $1,198,167
                                                   =========        =========           =========        =========

Reconciliation of weighted
average number of shares
outstanding to amount used
in earnings per share calculation:

     Weighted average number of
       shares outstanding                          5,752,225        5,661,725           5,752,225        5,661,725

     Add: Shares issuable from
         assumed exercise of options
         and warrants                                 10,514           94,732              10,514           39,943
                                                   ---------        ---------           ---------        ---------

           Total Common Stock And
           Equivalents                             5,762,739        5,756,457           5,762,739        5,701,668
                                                   =========        =========           =========        =========

Earnings per common share                               $.49             $.53                $.16             $.21
                                                         ===              ===                 ===              ===

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